EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

MOVADO GROUP, INC. ANNOUNCES MAYA PETERSON APPOINTED TO ITS BOARD OF DIRECTORS

Paramus, NJ – January 19, 2022 -- Movado Group, Inc. (NYSE: MOV) today announced that Maya Peterson has been appointed to the Company's Board of Directors, effective February 1, 2022. Following Ms. Peterson’s appointment, the Board will include eight members possessing a broad range of experience and capabilities from finance and strategy, to digital and marketing.

Ms. Peterson brings extensive leadership, creative strategy and marketing experience to the Movado Group Board. She currently serves as Vice President, Insights & Strategy at Universal Music Group for Brands. Additionally, Ms. Peterson serves as a Senior Advisor to Influence Change, a nonpartisan organization focused on voter justice. Previously, Ms. Peterson held senior marketing positions at ViacomCBS and several other consumer products and services companies.

“We are very pleased to welcome Maya to our Board. She is a proven leader with 20 years of experience working with leading consumer companies and serving in various creative, marketing, and consumer insight roles. We look forward to adding Maya’s expertise to our Board, as we execute our strategy to drive sustainable long-term growth. Today’s announcement reinforces our commitment to maintaining a highly accomplished and engaged Board,” Chairman and Chief Executive Officer Efraim Grinberg stated.

Ms. Peterson commented, “I’m honored to be joining Movado Group’s Board of Directors. I admire the Company’s world-class brands and continued focus on product innovation across its powerful portfolio. I look forward to offering my perspective and experience to Movado Group as it continues to develop and execute on its growth strategies.”

Ms. Peterson is a graduate of Wellesley College and holds an MBA from University of Southern California. She has served since 2021 as an Advisory Board Member for Good Information, Inc., and since 2018 as a Youth Solutions Advisory Council Member for the YMCA Global Alliance. Additionally, she has received various awards including 100 Emerging Women in Culture (Neutrogena, PureWow), Cable Fax 100 Most Influential Minorities, 2018 Creative Media Award (Best Insights/Research, The Culture of Proximity), 2018 Shorty Award (Best YouTube Content, The Culture of Proximity), and 2018 Synopsis Award (Best Short-Form Content for YouTube, The Culture of Proximity).

Movado Group, Inc. designs, sources, and globally distributes and sells MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE® and SCUDERIA FERRARI® watches and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.